Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated April 18, 2016 (May 2, 2016 as to Note 16, and as to the effects of the common stock split discussed in Note 17) relating to the consolidated balance sheets of SiteOne Landscape Supply, Inc. and subsidiaries (the “Company”) as of January 3, 2016, and December 28, 2014, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for the year ended January 3, 2016, December 28, 2014, and the period from December 23, 2013 to December 29, 2013 (Successor Company), and the related combined statements of operations, comprehensive income (loss), equity, and cash flows of John Deere Landscapes LLC, and affiliated entity LESCO, Inc., for the period from December 31, 2012 to December 22, 2013 (Predecessor Company) (collectively, the consolidated financial statements and combined financial statements for all periods referenced above, are herein referred to as the “financial statements”) and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph that describes that the predecessor company financial statements have been prepared from the separate records maintained by the Company and Deere & Company, as discussed in Note 1 to the financial statements) appearing in the Prospectus, which is part of the Registration Statement on Form S-1 (File No. 333-214628).

We also consent to the incorporation by reference of the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

November 29, 2016